Exhibit 99.1

Gladstone Capital Announces Increase in Monthly Cash Distributions for

July, August and September 2023, a Supplemental Distribution to Common

Stockholders and Earnings Release and Conference Call Dates for its Third

Fiscal Quarter

MCLEAN, VA, July 11, 2023– Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions for July, August and September 2023. The common stock distribution amount outlined in the chart below represents a 17.9% increase in the monthly distribution run rate from the beginning of the Company’s fiscal year (which began October 1, 2022). The Company will also pay a supplemental distribution of $0.02 per share to common stockholders in September and announced its plan to report earnings for its third fiscal quarter ended June 30, 2023.

Cash Distributions:

Common Stock: $0.0825 per share of common stock for each of July, August and September 2023, and a supplemental distribution of $0.02 per share of common stock in September 2023, payable per the table below.

Record Date	Payment Date	Cash Distribution
July 21	July 31	$0.0825
August 23	August 31	0.0825
September 7	September 15	0.02	*
September 21	September 29	0.0825

Total for the Quarter:		$0.2675

*	Denotes supplemental distribution to common stockholders

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Series A Preferred Stock (Unlisted): $0.130208 per share of 6.25% Series A Cumulative Redeemable Preferred Stock for each of July, August and September 2023, payable per the table below:

Record Date	Payment Date	Amount
July 27	August 4	$0.130208
August 28	September 6	0.130208
September 27	October 5	0.130208

Total for the Quarter:		$0.390624

Earnings Announcement:

The Company also announced today that it plans to report earnings for the third fiscal quarter ended June 30, 2023, after the stock market closes on Wednesday, July 26, 2023. The Company will hold a conference call Thursday, July 27, 2023 at 8:30 a.m. ET to discuss its earnings results. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through August 3, 2023. To hear the replay, please dial (877) 660-6853 and use playback conference number 13739226.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and all the Gladstone funds can be found at www.gladstonecompanies.com.

Source: Gladstone Capital Corporation

For further information: Gladstone Capital Corporation, (703) 287-5893